Exhibit 99.1

iPower Reports Fiscal Fourth Quarter and

Full Fiscal Year 2025 Results

RANCHO CUCAMONGA, CA, October 9, 2025 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a data and technology driven e-commerce retailer and infrastructure company, today announced its financial results for the fiscal fourth quarter and full fiscal year ended June 30, 2025.

Fiscal Q4 2025 Results vs. Year-Ago Quarter

•	Total revenue was $11.5 million compared to $19.5 million.
•	Gross profit was $4.9 million compared to $8.7 million, with gross margin of 43.0% compared to 44.6%.
•	Net loss attributable to iPower was $2.8 million or $(0.09) per share, compared to net income attributable to iPower of $0.7 million or $0.02 per share.

Fiscal 2025 Summary vs Fiscal 2024

•	Reduced total debt as of June 30, 2025 by 41% to $3.7 million, strengthening liquidity and balance-sheet flexibility.
•	Maintained gross margin of 43.8% despite revenue pressure, demonstrating resilient unit economics.
•	Executed targeted inventory optimization, leading to improved working-capital efficiency and supporting future margin expansion opportunities.
•	Nearly completed transition from China-import-based supply chain to primarily U.S.-based inventory, materially reducing exposure to tariff and freight policy changes — two of the most significant historical risk factors in iPower’s operations.
•	Launched a domestic joint-venture manufacturing line through United Package NV LLC to further localize production and enhance cost control.
•	Expanded SuperSuite supply-chain platform and added new brand partnerships, including TCL, to diversify product mix.

Management Commentary

“Fiscal 2025 was a pivotal year for iPower as we realigned our operations to support long-term growth and profitability,” said Lawrence Tan, CEO of iPower. “Amid challenging tariff-related disruptions in 2025, we maintained stable gross margins, significantly reduced debt, and took decisive actions to streamline operations and optimize inventory. A key achievement was our near-complete shift from a China import–based supply chain to a predominantly U.S.-based inventory model, which enhances logistical control and mitigates future exposure to tariff and freight policy risks.”

“In parallel, we launched a domestic joint-venture manufacturing line to anchor our U.S. supply chain strategy and support future margin stability. While this transition required difficult decisions—including exiting certain partnerships that no longer met our profitability thresholds—our disciplined execution preserved the balance sheet and positioned us to build a more resilient operational foundation.”

“Looking ahead, we have a leaner inventory position, reduced debt, and positive operational momentum, including new partnerships with leading brands like TCL. We intend to further expand our SuperSuite partner network and continue building out our domestic manufacturing infrastructure to enhance supply chain agility and support long-term scalability. These efforts reflect our ongoing focus on operational optimization, diversification, and creating long-term value for our stakeholders.”

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Fiscal Fourth Quarter 2025 Financial Results

Total revenue in the fiscal fourth quarter of 2025 was $11.5 million compared to $19.5 million for the same period in fiscal 2024. The decrease was driven primarily by lower product sales to the Company’s largest channel partner, partially offset by growth in iPower’s SuperSuite supply chain offerings.

Gross profit in the fiscal fourth quarter of 2025 was $4.9 million compared to $8.7 million in the same quarter in fiscal 2024. As a percentage of revenue, gross margin was 43.0% compared to 44.6% in the year-ago period. The decrease in gross margin was primarily driven by an increase in services income in the quarter.

Total operating expenses in the fiscal fourth quarter of 2025 were $8.5 million compared to $7.4 million for the same period in fiscal 2024. The increase in operating expenses was driven primarily by higher marketing and promotional costs associated with the reduction of obsolete and slow-moving inventory.

Net loss attributable to iPower in the fiscal fourth quarter of 2025 was $2.8 million or $(0.09) per share, compared to net income attributable to iPower of $0.7 million or $0.02 per share for the same period in fiscal 2024.

Cash and cash equivalents were $2.0 million at June 30, 2025, compared to $7.4 million at June 30, 2024. As a result of the Company’s debt paydown, total debt was reduced by 41% to $3.7 million compared to $6.3 million as of June 30, 2024.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven online retailer and a provider of value-added e-commerce services for third-party products and brands. iPower operates a nationwide fulfillment network and is expanding infrastructure across software, logistics, and manufacturing, with an aim to also pursue initiatives in digital assets and blockchain integration. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower's Annual Report on Form 10-K and in its other SEC filings, including its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Media & Investor Contact

IPW.IR@meetipower.com

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iPower Inc. and Subsidiaries

 Consolidated Balance Sheets

 As of June 30, 2025 and June 30, 2024

	June 30,	June 30,
	2025	2024
ASSETS
Current assets
Cash and cash equivalent	$2,007,890	$7,377,837
Accounts receivable, net	6,124,008	14,740,093
Inventories, net	8,131,203	10,546,273
Prepayments and other current assets, net	3,111,210	2,346,534
Total current assets	19,374,311	35,010,737

Non-current assets
Right of use - non-current	3,915,539	6,124,163
Property and equipment, net	390,349	370,887
Deferred tax assets, net	3,724,462	2,445,605
Goodwill	3,034,110	3,034,110
Investment in joint venture	385,180	27,605
Intangible assets, net	2,981,328	3,630,700
Other non-current assets	1,837,488	652,050
Total non-current assets	16,268,456	16,285,120

Total assets	$35,642,767	$51,295,857

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, net	$7,180,009	$11,227,116
Other payables and accrued liabilities	1,893,921	3,885,487
Lease liability - current	1,361,111	2,039,301
Short-term loan payable	–	491,214
Short-term loan payable - related party	–	350,000
Revolving loan payable, net	3,737,602	5,500,739
Income taxes payable	280,155	276,158
Total current liabilities	14,452,798	23,770,015

Non-current liabilities
Lease liability - non-current	2,913,967	4,509,809
Total non-current liabilities	2,913,967	4,509,809

Total liabilities	17,366,765	28,279,824

Commitments and contingency	–	–

Stockholders' Equity
Preferred stock, $0.001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2025 and June 30, 2024	–	–
Common stock, $0.001 par value; 180,000,000 shares authorized; 31,359,899 and 31,359,899 shares issued and outstanding at June 30, 2025 and June 30, 2024	31,361	31,361
Additional paid in capital	33,450,885	33,463,883
Accumulated deficits	(15,198,889)	(10,230,601)
Non-controlling interest	(47,462)	(38,204)
Accumulated other comprehensive loss	40,107	(210,406)
Total stockholders' equity	18,276,002	23,016,033

Total liabilities and stockholders' equity	$35,642,767	$51,295,857

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iPower Inc. and Subsidiaries

 Consolidated Statements of Operations and Comprehensive Loss

For the Three Months and Years Ended June 30, 2025 and 2024

	For the Three Months Ended June 30,		For the Years Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
REVENUES
Product sales	$10,089,772	$18,850,539	$61,518,306	$84,752,116
Service income	1,402,237	603,942	4,624,473	1,319,369
Total revenues	11,492,009	19,454,481	66,142,779	86,071,485

COST OF REVENUES
Product costs	5,299,926	10,226,651	33,191,202	46,818,232
Service costs	1,253,146	550,656	3,957,883	1,131,885
Total cost of revenues	6,553,072	10,777,307	37,149,085	47,950,117

GROSS PROFIT	4,938,937	8,677,174	28,993,694	38,121,368

OPERATING EXPENSES:
Selling and fulfillment	6,126,355	4,518,191	22,201,828	26,963,291
General and administrative	2,346,514	2,902,127	12,657,628	12,120,969
Total operating expenses	8,472,869	7,420,318	34,859,456	39,084,260

INCOME (LOSS) FROM OPERATIONS	(3,533,932)	1,256,856	(5,865,762)	(962,892)

OTHER INCOME (EXPENSE)
Interest expenses	(73,599)	(196,249)	(436,201)	(788,425)
Loss on equity method investment	(11,635)	(2,890)	(14,342)	(5,508)
Other non-operating income	35,941	(67,991)	84,270	(35,988)
Total other expenses, net	(49,293)	(267,130)	(366,273)	(829,921)

INCOME (LOSS) BEFORE INCOME TAXES	(3,583,225)	989,726	(6,232,035)	(1,792,813)

PROVISION FOR INCOME TAX (BENEFIT) EXPENSE	(764,505)	336,309	(1,254,489)	(251,365)
NET INCOME (LOSS)	(2,818,720)	653,417	(4,977,546)	(1,541,448)

Non-controlling interest	(493)	(3,685)	(9,258)	(13,289)

NET INCOME (LOSS) ATTRIBUTABLE TO IPOWER INC.	$(2,818,227)	$657,102	$(4,968,288)	$(1,528,159)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	246,993	(56,432)	250,513	(148,272)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO IPOWER INC.	$(2,571,234)	$600,670	$(4,717,775)	$(1,676,431)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic	31,473,134	29,943,439	31,445,633	29,878,196

Diluted	31,473,134	29,943,439	31,445,633	29,878,196

EARNINGS (LOSSES) PER SHARE
Basic	$(0.09)	$0.02	$(0.16)	$(0.05)

Diluted	$(0.09)	$0.02	$(0.16)	$(0.05)

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